Forbes Medi-Tech Inc.

FORBES MEDI-TECH INC.

CONSOLIDATED BALANCE SHEETS

in thousands of Canadian dollars

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30 Sept 2002

31 Dec 2001

(unaudited)

(audited

$

$

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ASSETS

Current

  Cash and cash equivalents

    1,246

    5,710

  Short-term investments

        -

      983

  Receivables

    2,571

    3,225

  Inventories

    1,300

    3,415

  Prepaids and deposits

      365

    1,190

    5,482

   14,523

Capital assets

   12,767

   14,305

Intangible and other assets

    9,919

   11,156

   29,168

   39,984

LIABILITIES

Current

  Accounts payable and accrued

    liabilities

    2,652

    5,215

  Royalties payable

    2,630

        -

  Deferred revenues

        -

    1,625

  Notes payable

      133

      133

  Demand loans

        -

    1,593

    5,415

    8,566

Long-term liabilities

  Deferred revenues

        -

    9,173

  Royalties payable

      380

        -

  Notes payable

    1,225

    1,353

  Tenure allowance

      967

      878

    8,017

   19,970

Shareholders' equity

  Share capital

   72,403

    71,273

  Contributed surplus

       44

         -

  Deficit

  (52,296)

   (51,259)

   20,151

    20,014

   28,158

    39,984

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FORBES MEDI-TECH INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

in thousands of Canadian dollars

(unaudited)

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Three months ended

Nine months ended

Sept. 30

Oct 31

Sept 30

Oct 31

2002

2001**

2002

2001**

$

$

$

$

<s>

<c>

<c>

<c>

<c>

REVENUES

  Sales

  1,271

  2,015

  5,313

  4,169

  Licensing

      -

    479

    941

  1,439

  Phytosterol revenues

  1,271

  2,494

  6,254

  5,608

  Interest and other

     42

    275

    132

  1,009

  1,313

  2,769

  6,386

  6,617

EXPENSES

  General and administrative

    760

  1,019

  3,492

  4,767

  Cost of sales

    875

  1,598

  4,033

  3,291

  Research and development

    687

  1,175

  2,656

  4,335

  Product development and

    marketing

    308

    317

  1,639

  1,674

  Depreciation and

    amortization

    578

    473

  1,708

    973

  3,208

  4,582

 13,528

 15,040

 (1,895)

 (1,813)

 (7,142)

 (8,423)

  Gain on acquisition

    of Reducol rights

      -

      -

  6,105

      -

Net loss for the period

 (1,895)

 (1,813)

 (1,037)

 (8,423)

DEFICIT

  Beginning of period

(50,401)

(44,798)

(51,259)

(38,188)

  End of period

(52,296)

(46,611)

(52,296)

(46,611)

Weighted average shares

    outstanding-basic(000's)

 21,268

 21,225

 21,236

 21,255

Basic and fully diluted

  loss per common share

  (0.09)

  (0.09)

  (0.05)

  (0.40)

**(as restated)

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FORBES MEDI-TECH INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

in thousands of Canadian dollars

(unaudited)

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Three months ended

Nine months ended

Sept. 30

Oct 31

Sept 30

Oct 31

2002

2001**

2002

2001**

$

$

$

$

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<c>

<c>

<c>

Net loss for the period

 (1,895)

 (1,813)

 (1,037)

 (8,423)

Adjustments to reconcile

net loss to cash flow

used in operations:

  Amortization of capital assets

    578

    473

  1,708

    973

  Amortization of deferred revenues

      -

   (479)

   (941)

 (1,439)

  Gain/acquisition of

    Reducol rights

      -

      -

 (6,105)

      -

  Gain/sale of pilot plant

    (63)

      -

    (63)

      -

  Stock-based compensation expense

     44

      -

     44

      -

 (1,336)

 (1,819)

 (6,394)

 (8,889)

Net changes in non-cash

working capital balances

relating to operations:

  Receivables

    (98)

 (2,611)

    654

    501

  Inventories

    383

    727

  2,115

    871

  Prepaids and deposits

    196

   (194)

    825

   (587)

  Accounts payable and accruals

   (942)

 (3,179)

 (2,565)

 (2,238)

  Royalties payable

    (35)

      -

  3,011

      -

  Increase in tenure allowance

  in excess of amount funded

     19

     68

     89

    (43)

  Deferred revenues

      -

      -

 (3,752)

      -

 (1,813)

 (7,008)

 (6,017)

(10,385)

INVESTING:

  Acquisition of capital assets

      -

   (976)

   (616)

 (9,615)

  Acquisition of intangible assets

    235

      -

    236

 (4,685)

  Disposal of capital assets

  1,447

      -

  1,511

      -

  Short-term investments

      -

  6,450

    983

 18,906

  1,682

  5,474

  2,114

  4,606

FINANCING:

  Issuance of common shares

    200

     12

    200

     45

  Issuance of special warrants

    930

      -

    930

      -

  Repayment of notes payable

    (33)

    (28)

    (98)

    (81)

  Demand loans

      -

      -

 (1,593)

  1,419

  1,097

    (16)

   (561)

  1,383

Increase (decrease) in cash

  and cash equivalents

    966

 (1,550)

 (4,464)

 (4,396)

  Beginning of period

    280

  7,839

  5,710

 10,685

  End of period

  1,246

  6,289

  1,246

  6,289

**(as restated)

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.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the nine months ended September 30, 2002

(unaudited)

1)

Significant accounting principles

These unaudited interim financial statements are prepared in accordance with Canadian generally accepted accounting principles.  They are consistent with the policies outlined in the Company’s audited financial statements for the year ended December 31, 2001.  These financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2001.  The results of operations for the interim periods reported are not necessarily indicative of results to be expected for the year.

2)

Stock-based Compensation

Effective July 1, 2002, the Company adopted the new Recommendations of The Canadian Institute of Chartered Accountants Handbook Section 3870, Stock-Based Compensation and Other Stock-based Payments.  Subject to certain limited exceptions, the new Recommendations are applied prospectively to all stock-based payments to employees and non-employees granted on or after January 1, 2002.  The change in accounting policy did not result in any adjustment to the Company’s opening deficit balance.

The Company accounts for all stock-based payments to non-employees granted on or after January 1, 2002, using the fair value based method.  Under the fair value based method, stock-based payments to non-employees are measured at the fair value of the equity instruments issued.  The fair value of stock-based payments to non-employees is periodically re-measured during the vesting period as the options are earned, and any change therein is recognized over the period and in the same manner as if the Company had paid cash instead of paying with or using equity instruments.

The Company accounts for all stock-based payments to employees granted on or after January 1, 2002, using the settlement method.  Under the settlement method, no compensation cost is recorded for the Company’s stock-based employee compensation awards.  The settlement method is consistent with the policy applied by the Company prior to January 1, 2002.  Consideration paid by employees on the exercise of stock options is recorded as share capital.  In Note 4, the Company discloses the pro forma effect of accounting for stock options awarded to employees under the fair value based method.

Intangible Assets

Effective July 1, 2002, the Company adopted the new Recommendations of The Canadian Institute of Chartered Accountants Handbook Section 3062, Goodwill and Other Intangible Assets.  Under Section 3062 goodwill and intangible assets with an indefinite life will no longer be amortized.  Intangible assets with a finite life will be amortized over the expected period of benefit.  Goodwill and other intangible assets will be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  In accordance with Handbook Section 3062, this change in accounting policy is not applied retroactively.

As the Company does not have any goodwill or intangible assets with an indefinite useful life, the adoption of this policy has had no impact on the Company’s results of operations.

3)

Reducol rights acquired from Novartis

In June 2002, the Company signed an agreement with Novartis Consumer Health SA (Novartis) to acquire the rights to Reducol™, a phytosterol-based cholesterol-lowering food ingredient originally licensed to Novartis by the Company in 1999.  Under the terms of the agreement, Forbes agreed to pay Novartis a total of US$2.5 million (C$3.8 million). With the $3.8 million purchase the Company eliminated deferred revenue of $9.9 million and hence recognized a gain of $6.1 million. Of the US$2.5 million purchase price, US$0.5 million was paid on signing by offset against money owed by Novartis to Forbes. The balance of US$2 million is being paid in royalties from phytosterol sales between June 22, 2002 and December 31, 2003. A minimum of US$1.5 million (C$2.3 million) must be paid to Novartis by June 30, 2003 and the remaining US$0.5 million (C$0.8 million) is due by December 31, 2003. Between June 22, 2003 and December 31, 2003, should the Company obtain financings that exceed US$7 million in total, then any outstanding balance owed to Novartis is payable within 30 days of receipt of funds. The Company currently does not plan such financings.

4)

Share capital:

(a)

Authorized, issued and allotted:

The authorized share capital of the Company consists of 200,000,000 common shares with no par value and 50,000,000 preferred shares with no par value.

Number

Total

Common Shares

   #

    $

Balance, December 31, 2001

  21,225

  71,273

Issued during the three months ended

  September 30, 2002 for cash:

Private placement

     325

     211

Share issuance costs

       -

     (15)

Balance, September 30, 2002

  21,500

  71,469

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(b)

Stock options and stock option plan:

Weighted

Number of

Average

Optioned

Exercise

Shares

Price

Balance, December 31, 2001

3,441,850

$  4.90

  Options granted

1,213,000

$  1.00

  Options forfeited

  828,250

$  5.70

Balance, September 30, 2002

3,826,000

$  3.24

    Options granted

The stock options expire at various dates from January 17, 2003 to December 12, 2010 (December 31, 2001 – January 15, 2002 to December 12, 2010).

Under the 2000 Stock Option Plan, the Company may grant options to its employees, officers, directors, and consultants (optionees) for up to 5,000,000 shares of common stock.

1)

Stock-based Compensation

The Company has recorded $43,798 of compensation expense for stock-based compensation awarded to non-employees during the nine-month period ended September 30, 2002 calculated in accordance with the fair value method.  The Company has not recognized any compensation expense for stock-based compensation awarded to employees during the nine-month period ended September 30, 2002.  Had compensation expense for the Company’s stock-based employee compensation plan been determined based on the fair value at the grant dates, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below:

Nine months ended

September 30, 2002

Net loss – as reported

$   (1,037)

Net loss – pro forma

$   (1,361)

Loss per share – as reported

$    (0.05)

Loss per share – pro forma

$    (0.06)

The fair value of each option is estimated at the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:  dividend yield: 0.0%; expected volatility: 107%; risk-free interest rate: 4.8%; and expected average option term of five years.    The weighted-average fair value of the options granted to employees during the three months ended September 30, 2002, was $0.70 per option.

2)

Private Placements

During the three-month period ended September 30, 2002, the Company completed two financings.  Through a non-brokered private placement the Company received $196,000 net of share issuance costs and issued 324,861 units at $0.65 per unit, where each unit consists of one common share plus .08 of a common share purchase warrant.   Each whole warrant entitles the holder to purchase one common share of the Company at $1.00 per share until March 10, 2004.

On September 24, 2002, the Company completed a $975,000 financing ($930,295 net of share issuance costs) through the issuance of 1.5 million special warrants at $0.65 per special warrant.  Each special warrant will automatically convert, at no cost, into one common share on the earlier of January 24, 2003 and three business days following the issuance of receipts from the BC and Ontario Securities Commissions for a prospectus qualifying the distribution of the common shares.  In the event that such receipts are not issued by December 8, 2002, each special warrant will convert into 1.05 common shares.  The Company also issued brokers’ warrants to Dominick & Dominick Securities Inc. entitling them to purchase 150,000 common shares at $0.65 per share until March 24, 2004.  The fair value of the brokers’ warrants was estimated to be Cdn$0.33 per warrant to the underwriter, using the Black-Scholes option pricing model.

7)

Sale of Amqui plant

In August 2002, the Company completed the sale of its pilot manufacturing plant in Amqui, Quebec for $1.6 million. Forbes received $400,000 on closing and will receive an additional $350,000 in May 2003, plus interest at 6.5% per annum. The remaining $850,000 will be amortized over a 7-year first mortgage plus interest at 6.5% per annum.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Three and Nine Month Periods Ended September 30, 2002

General

The following information should be read in conjunction with the Company’s September 2002 unaudited consolidated financial statements and related notes, and the Company’s December 2001 audited consolidated financial statements and related notes, which are prepared in accordance with generally accepted accounting principles in Canada (Canadian GAAP).  All amounts are expressed in Canadian dollars unless otherwise indicated.

Forbes Medi-Tech Inc. (the Company) is a biopharmaceutical company dedicated to the research, development and commercialization of innovative pharmaceuticals and nutraceutical products for the prevention and treatment of cardiovascular and related diseases. By extracting plant sterols from wood pulping by-products, Forbes has developed cholesterol-lowering agents to be used as pharmaceutical therapeutics, dietary supplements and functional food ingredients. The Company’s main products under development and commercialization are derived from phytosterols, and include a potential pharmaceutical product FM-VP4, and phytosterol food additives and dietary supplements, all of which are currently focused on cholesterol-lowering benefits.  In animal trials, FM-VP4 has also shown potential efficacy in anti-obesity, diabetes and HDL regulation.

The Company has invested significant funds over several years in the area of phytosterol food additives and dietary supplements, including investing and advancing approximately $23 million for the Phyto-Source LP (also sometimes referred to as the “Phyto-Source joint venture”), a 50/50 joint venture to construct and operate a dedicated phytosterol manufacturing facility near Houston, Texas. This joint venture is accounted for by the proportionate consolidation method under which the Company’s 50% proportionate share of the assets, liabilities, income and expense of the joint venture are reflected on the Company’s financials. Using this method the Company’s net investment in the joint venture at September 30, 2002 was approximately $17 million.

Effective July 1, 2002, the Company has adopted the new Recommendations of The Canadian Institute of Chartered Accountants Handbook (CICA Handbook) Section 3870, Stock-Based Compensation and Other Stock-based Payments.  Subject to certain limited exceptions, the new Recommendations are applied prospectively to all stock-based payments to employees and non-employees granted on or after January 1, 2002.  The change in accounting policy did not result in any adjustment to the Company’s opening deficit balance. The details of this accounting policy are more fully described in note 2 of the Company’s September 2002 unaudited consolidated financial statements.

Effective July 1, 2002, the Company also adopted the new Recommendations of the CICA Handbook Section 3062, Goodwill and Other Intangible Assets.  Under Section 3062 goodwill and intangible assets with an indefinite life will no longer be amortized.  Intangible assets with a finite life will be amortized over the expected period of benefit.  Goodwill and other intangible assets will be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  In accordance with Handbook Section 3062, this change in accounting policy is not applied retroactively.  As the Company does not have any goodwill or intangible assets with an indefinite useful life, the adoption of this policy has had no impact on the Company’s results of operations.

Results of Operations

For the nine months ended September 30, 2002, the Company reported a net loss of $1.0 million ($0.05 per share) compared with a net loss of $8.4 million ($0.40 per share) for the nine months ended October 31, 2001. The significant improvement resulted primarily from a one-time $6.1 million gain realized in the second quarter of 2002 on the purchase of Reducol™ rights (as discussed in the Company’s Management’s Discussion and Analysis for the three and six month periods ended June 30, 2002) for an amount significantly below the deferred revenue liability on the Company’s financial statements.  Reductions in general and administrative (G&A) expenses and research and development (R&D) expenses also contributed to the improvement. The Company to date has been focused on the research, development and commercialization of its phytosterol-based businesses and, with the exception of the second quarter of 2002, has essentially not been profitable since inception. The Company expects to continue incurring operational losses until the earnings from commercialization of one or more of its products exceed the costs of research and development, administration and other expenses.  At September 30, 2002 the Company’s accumulated deficit was $52.3 million.

In June 2002 the Company signed an agreement with Novartis Consumer Health SA (Novartis) to acquire the rights to Reducol™, a phytosterol-based cholesterol-lowering food ingredient originally licensed to Novartis by the Company in 1999.  Under the terms of the agreement, Forbes agreed to pay Novartis a total of US$2.5 million (C$3.8 million).  As a result of this $3.8 million purchase the Company eliminated deferred revenue of $9.9 million and hence recognized a gain of $6.1 million. Of the US$2.5 million purchase price US$0.5 million was paid, on signing, by way of offset against money owed by Novartis to Forbes. The balance of US$2 million will be paid in royalties from phytosterol sales between June 22, 2002 and December 31, 2003.  A minimum of US$1.5 million (C$2.3 million) must be paid to Novartis by June 30, 2003 with the remaining US$0.5 million (C$0.8 million) due by December 31, 2003. Between June 22, 2002 and December 31, 2003, should the Company obtain financings that exceed US$7 million in total, then any outstanding balance owed to Novartis is payable within 30 days of receipt of funds.  The Company currently does not plan financings exceeding that level.

For the three months ended September 30, 2002, the Company had a net loss of $1.9 million ($0.09 per share), compared to a net loss of $1.8 million ($0.09 per share) for the three-month period ended October 31, 2001. The Company continued to significantly reduce G&A and R&D expenditures but this was offset by reductions in revenues during the quarter ended September 30, 2002 as discussed below.

Revenues

Total phytosterol revenues, including licensing fees, in the nine months ended September 30, 2002, were $6.3 million compared with  $5.6 million for the nine-month period ended October 31, 2001.  Revenues from phytosterol sales alone in the first nine months of fiscal 2002 were $5.3 million compared with  $4.2 million in the nine-month period ended October 31, 2001.  The increased sales in the nine months resulted primarily from sales of non-food grade sterols from the Company’s share of the Phyto-Source joint venture.

Total phytosterol revenues, including licensing fees, in the three months ended September 30, 2002, were $1.3 million compared with  $2.5 million for the three-month period ended October 31, 2001.  No licensing amortization is recognized in revenues in the third quarter of 2002 as a result of the elimination of deferred revenue on the buy-back of the Reducol™ rights. Revenues from phytosterol sales (direct product sales and royalties) in the third quarter of fiscal 2002 were $1.3 million compared with $2.0 million in the three-month period ended October 31, 2001.  The reduced direct sales occurred in the third quarter 2002 partly because of the transition between the completion of a major one-year sterols sales purchase agreement on June 30, 2002 and the commencement late in the fourth quarter of 2002 of significant revenues from the previously announced sterols supply agreements, including those with the Phyto-Source joint venture, totaling up to $40 million over two years.

For the three and nine-month periods ended September 30, 2002, substantially all of the Company’s revenues were earned from sales of phytosterol products to four customers. Any material decline in the demand for the Company’s phytosterol products will have a material adverse effect on the Company’s revenues and results of operations.

Expenses

The Company’s net R&D expenditures totaled $2.7 million in the first nine months of 2002, compared to $4.3 million in the nine-month period ended October 31, 2001.  G&A costs were down to $3.5 million for the first nine months of 2002, compared with $4.8 million for the nine months ended October 31, 2001.  Cost of sales increased by $0.7 million from the nine months ended October 31, 2001 to the nine months ended September 30, 2002 consistent with the increase in sales of $1.1 million over the same periods.

The Company’s net R&D expenditures totaled $0.7 million in the third quarter of 2002, compared to $1.2 million in the three-month period ended October 31, 2001.  The reduction in R&D is attributed to a decrease in non-core expenditures outside the FM-VP4 development program.  G&A costs were down to $0.8 million for the third quarter 2002, compared with $1.0 million for the three months ended October 31, 2001.  Cost of sales decreased by $0.7 million, consistent with the $0.7 million decrease in sales. The Company continues to reduce discretionary expenditures.

Liquidity and Capital Resources

Since inception, the Company has financed its operations and capital expenditures primarily through equity offerings and to a lesser extent, license revenue and government grants.  During the three months ended September 30, 2002 the Company’s shareholders’ equity decreased from $20.9 million at June 30, 2002 to $20.2 million at September 30, 2002. The Company’s working capital improved from a working capital deficiency of $0.7 million at June 30, 2002, to a positive working capital of approximately $0.1 million at September 30, 2002, which is calculated after deducting $2.6 million of royalties projected to be payable to Novartis by September 30, 2003.  Excluding such royalties, the Company’s working capital was $2.7 million at September 30, 2002. The Company’s cash and cash equivalents increased from $0.3 million at June 30, 2002 to $1.2 million at September 30, 2002.

During the three months ended September 30, 2002, the Company used $1.8 million in operating activities compared with $7.0 million in the three-month period ended October 31, 2001.  Investing activities during the quarter ended September 30, 2002, generated cash of $1.7 million mainly related to the disposal of the Amqui pilot plant and compared with $5.5 million generated in the quarter ended October 31, 2001, which related to transfers out of short-term investments.  At June 30, 2002 the Company was committed to investing an additional $2.0 million (US$1.35 million) in the Phyto-Source joint venture, which is 50%-owned by the Company.  The joint venture has agreed to offset this amount against amounts owed by the joint venture to the Company and as a result the Company’s current receivables and current payables decreased by $1.0 million.

During the nine months ended September 30, 2002, the Company used $6.0 million in operating activities compared with $10.4 million in the nine-month period ended October 31, 2001.  Investing activities during the first nine months of 2002 generated cash of $2.1 million compared with $4.6 million in the nine months ended October 31, 2001.  During the first nine months of 2002 the Company expended $0.6 million on capital assets, compared with $9.6 million in the nine months ended October 31, 2001.  Financing activities during the three months ended September 30, 2002 generated cash of $1.1 million primarily as a result of the completion of two equity financings. For the first nine months of 2002, such activities used cash of $0.6 million, mainly related to the payment, in the quarter ended June 30, 2002, of demand loans, compared with generating cash of $1.4 million in the nine months ended October 31, 2001 mainly due to the assumption of the demand loans.  Subsequent to September 30, 2002 the Phyto-Source joint venture has negotiated and drawn down a US$0.7 million credit facility for use by the joint venture.  The facility is guaranteed by Forbes (USA) Inc., a wholly-owned subsidiary of the Company, and by the Company’s joint venture partner, Chusei (USA) Inc.

Since December 31, 2001, the Company has continued to make significant reductions in its spending in an effort to improve its working capital and to reduce the amount of cash used in operations.  The acquisition of the Reducol ™ rights decreased working capital, but a significant portion of the $2.6 million payable in the twelve months ending September 30, 2003 is expected to be paid on or after June 30, 2003, with the amounts paid prior to that date only being paid as a royalty on revenues received.

During the three months ended September 30, 2002 the Company completed two equity financings for a total of $1.2 million ($1.1 million net). The Company also completed the sale of the Amqui pilot plant for $1.6 million of which $0.3 million was received in the quarter ended September 30, 2002.

While the Company believes that it may have sufficient capital to operate and fund its core development projects through the end of 2003 (see “Outlook” below), the revenue that the Company generates from direct sales and divestitures is not guaranteed to be sufficient to meet the Company’s working capital requirements and commitments for the next year.  In addition, the Company presently has no other external sources of liquidity.  The sufficiency of the Company’s capital, as well as the potential profitability of the Company, is dependent on many factors, including, among other things, achieving planned additional sales, the ability to control costs and absence of unanticipated expenditures, the successful operation of the Phyto-Source manufacturing activities, receiving regulatory approvals, and the successful development and market acceptance of products and services.  There can be no assurance that any of these factors will be realized either on a timely basis or at all.  In addition, the nutraceutical and pharmaceutical industries are subject to rapid and substantial technological change, which could reduce the marketability of the Company’s products or technology, and which requires ongoing issuance and maintenance of patents as well as continued investment in research and development.  Accordingly, the Company may be required to obtain additional sources of financing in order to continue to implement its business plan.  There can be no assurance that such additional funding will be available to the Company on a timely basis, on terms acceptable to the Company, or at all.

Outlook

At November 26, 2002, the Company is anticipating that its share of phytosterol revenues in calendar 2002 will be $8 million (US$5 million) of which direct sales and royalties will be approximately $7 million (US$4.5 million).  Sales volumes of phytosterols for calendar 2002 for the Company and the Phyto-Source joint venture, based on existing contracts alone, are anticipated to be 350 tonnes (net 220 tonnes to the Company) compared with 180 tonnes (net 130 tonnes to the Company) in calendar 2001.

Based on existing sales contracts, and assuming that forecasted supply requirements will be ordered, the Company is projecting its share of revenue from sterol sales for 2003 at $12 million.  This figure represents the Company’s share of the $20 million projected revenue of the combined sales contracts of the Company and the Phyto-Source joint venture.  The Company is in discussions with several other companies regarding possible new major sterol contracts.

Based on existing and projected sales contracts, projected expenditure levels, and planned divestiture of the Company’s AD/ADD business, Forbes believes it will have sufficient capital to operate and fund its core development projects through the end of 2003.   The Company, however, is continuing to look at various financing opportunities to further develop its pipeline of products.

The Company believes that the production capacity of the Phyto-Source joint venture sterol manufacturing facility, when fully operational, has the potential to support material sales contacts and generate significant cash flow for the Company.  However, the manufacturing facility is not anticipated to be running at capacity until 2003, and there can be no assurance that all material sales contracts will commit to purchases at their full projected levels. See also “Liquidity and Capital Resources” above.

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